Consent of Independent Accountants

We consent to the incorporation by reference in Post-Effective Amendment No. 14 to the Registration Statement of the American Century-Benham International Bond Fund (comprising the American Century International Bond Funds), on Form N-1A of our report dated February 1, 1999 on our audits of the financial statements and financial highlights of the American Century-Benham International Bond Fund, which report is included in the Annual Report to Shareholders for the year ended December 31, 1998, which is incorporated by reference in Post-Effective Amendment No. 14 to the Registration Statement. We also consent to the reference in the Statement of Additional Information to our Firm under the caption "Independent Accountants."

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP


Kansas City, Missouri
April 28, 1999